SECOND AMENDMENT
                                    TO
                 LETTER OF CREDIT REIMBURSEMENT AGREEMENT
                                  BETWEEN
                             PYRON CORPORATION
                                    AND
                               CHEMICAL BANK



     THIS AMENDMENT to the Letter of Credit Reimbursement
Agreement dated as of November 1, 1989, dated March 15, 1995, is entered into between PYRON CORPORATION, a corporation organized and existing under the laws of the State of New York (the
"Company"), and CHEMICAL BANK, a banking corporation organized and existing under the laws of the State of New York (the
"Bank").

                                 RECITALS

     The Company and the Bank entered into a Letter of Credit
Reimbursement Agreement dated as of November 1, 1989, as amended by the First Amendment to Letter of Credit Reimbursement
Agreement dated as of March 19, 1990 (the "Reimbursement
Agreement"), and now desire to amend certain provisions thereof on the terms and conditions hereinafter set forth.

                                 AGREEMENT

     In consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Bank agree as follows:

     1. The definition of Corporate Guaranty in Section 1.01 is hereby amended to read as follows:

               "Corporate Guaranty" shall mean the Amended and Restated Corporate Guaranty dated as of March 15, 1995, as may be amended from time to time, from the Corporate
          Guarantor to the Bank."

     2.   The definiton of "Loan Agreement" is hereby added to
Section 1.01 to read as follows:

               "Loan Agreement" shall mean the Loan and Security Agreement made as of the 15th day of March, 1995, by and among Zemex Corporation, a Delaware corporation, The Feldspar Corporation, a North Carolina corporation, Pyron Corporation, a New York corporation, Pyron Metal Powders, Inc., a Delaware corporation, Suzorite Mica Products, Inc., an Ontario corporation, Suzorite Mineral Products, Inc., a Delaware corporation, NationsBank of Tennessee, N.A. and Chemical Bank."

     3. Section 2.03(a) of the Reimbursement Agreement with respect to fees shall be amended to read as follows:

               Section 2.03.  Fees.

               . . .

               (a) A letter of credit fee, payable quarterly in arrears on the last Business Day of each calendar quarter commencing with a payment on the first such date following the Date of Issuance for the period of time from the Date of Issuance to the Expiration Date at a rate equal to 1.00% per annum in excess of the Applicable Letter of Credit Fee Margin on the Letter of Credit Amount; provided, however, that within ten (10) days after the end of each calendar quarter the actual fee due with respect to such calendar quarter shall be calculated by the Bank on the average daily amount of the Letter of Credit Amount during such calendar quarter taking into account the amount of any reduction and reinstatement of the Principal Component or Interest Component, as defined in the Letter of Credit and (i) in the event that any overpayment of the Letter of Credit fee has been made with respect to such calendar quarter, then the excess amount paid shall be credited against the Letter of Credit fee payable in respect of the next succeeding calendar quarter (unless the quarter in respect of which the fee was paid was the last calendar quarter with respect to which any such fee is payable hereunder, in which case the Bank shall remit the excess to the Company promptly following calculation of the actual fee), and (ii) in the event that an underpayment of the Letter of Credit fee has been made with respect to such calendar quarter, then the difference between the amount paid and the amount owed shall be paid together with the Letter of Credit fees payable in respect of the next succeeding calendar quarter (unless the quarter in respect of which the fee was paid was the last calendar quarter with respect to which any such fee is payable hereunder, in which case the Company shall remit the deficiency to the Bank promptly following calculation of the actual fee). "Applicable Letter of Credit Fee Margin" means one percent (1.0%) per annum; provided however, that during any fiscal quarter of the Borrower where the Borrower shall have satisfied the Funded Debt to Capital ratio test indicated in the table below, then the Applicable Letter of Credit Fee Margin for the Effective Period (as defined below) shall be the percentage rate per annum set forth opposite the appropriate test in the table below:

          Funded Debt to Capital             Applicable Letter of
                                             Credit Fee Margin

          Equal to or Greater than 35%                      1.00%
          per annum

          Equal to or Greater than 25% and Less Than 35%     .05%
          per annum

          Less than 25%                                      .00%
          per annum

          The Funded Debt to Capital ratio shall be computed as set forth in Section 3.16(b) of the Corporate Guaranty, and the Applicable Letter of Credit Rate Margin shall be confirmed by the Bank on the basis of quarter-annual financial statements of the Corporate Guarantor delivered to the Bank pursuant to Section 3.01(a) of the Corporate Guaranty and year end financial statements delivered pursuant to Section 3.01(b) of the Corporate Guaranty. The "Effective Period" shall be the period commencing on the first business day of the first month following delivery to the Bank of the financial statements of the Corporate Guarantor pursuant to Section 3.01(a) and 3.01(b) of the Corporate Guaranty, which financial statements indicate that the applicable test set forth above has been satisfied for the preceding fiscal quarter, and ending on the date that is three months after such commencement date except for the third and fourth fiscal quarters of each year, where the ending date shall be four months after the commencement date and two months after the commencement date, respectively. At the end of any Effective Period, the Applicable Letter of Credit Fee Margin shall automatically become one percent (1%) per annum unless at or prior to such time the next Effective Period shall have commenced.

     4.   Sections 7.03, 7.04, 7.07, 7.09, 7.11, 7.14, 8.02,
8.03, 8.04, 8.05, 8.06, 8.07, 8.08 and 8.09 of the Reimbursement
Agreement are hereby deleted.

     5.   Section 7.05 is amended to read as follows:

               Section 7.05   Notice of Lawsuits, Material
          Adverse Changes, Etc. Promptly inform the Bank of each of the following promptly after the Company knows or has reason to know:

               (a) of the commencement of which it has knowledge, of any action, suit, claim, counterclaim or proceeding against or any audit or investigation by any governmental or regulatory body of it which questions the validity of this Reimbursement Agreement, any Related Document or any other agreement or instrument required hereunder, or any action taken or to be taken pursuant to any of the foregoing; or

               (b) of any representation or warranty in this Reimbursement Agreement which was or has proven to be incorrect in any material respect on or as of the date made or deemed made.

     6.   Section 9.01(l) is hereby added to read as follows:

               Section 9.01  Events of Default.

               .  .  .

               (l) The occurance and continuance of an Event of Default under the Loan Agreement:

     7. The notification addresses set forth in Section 10.02 are hereby amended to read as follows:

          To the Company:

               Pyron Corporation
               5950 Packard Road
               Niagara Falls, New York  14094
               Attn:  President

          Copy to the Corporate Guarantor:

               Zemex Corporation
               Canada Trust Tower
               BCE Place, 161 Bay Street
               Suite 3750
               Toronto, Ontario M5J 251
               Attn:  Chief Financial Officer
               Facsimile:  (416) 365-8094

          To the Bank:

               Chemical Bank
               2300 Main Place Tower
               Buffalo, New York  14202
               Attention:  Account Officer for Pyron
               Corporation
               Facsimile:  (716) 843-4939

     8. The Company hereby represents and warrants to the Bank as follows:

          (a) Corporate Existence. The Company and its Guaranty Subsidiaries are duly organized, validly existing and in good standing under the laws of the respective jurisdictions of their incorporation, have the corporate power to own their assets and to transact the businesses in which they are currently engaged, and are duly qualified as foreign corporations and in good standing under the laws of each jurisdiction where their ownership or lease of property or the conduct of their business requires such qualification except in jurisdictions where the failure to become so qualified, in any case or in the aggregate, would not have a material adverse effect on the business, operations, assets or financial condition of the Company and its Guaranty Subsidiaries taken as a whole.

          (b) Corporate Power; Authorization; Enforceable Obligations. The Company has the corporate power, authority and legal right to make, deliver and perform this Reimbursement Agreement Amendment has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Reimbursement Agreement as heretofore and herein and to authorize its execution, delivery and performance of this Reimbursement Agreement Amendment. No consent of any Person (including, without limitation, stockholders or creditors of the Company), and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority which has not been obtained is required on the part of the Company in connection with its borrowings hereunder or with the execution, delivery or performance by the Company, or the validity or enforceability against the Company of this Reimbursement Agreement Amendment; provided, however, that no representation or warranty is made as to any state securities or "Blue Sky" laws. This Reimbursement Agreement Amendment has been executed and delivered by a duly authorized officer of the Company and constitutes the legal, valid and binding obligations of the Company.

          c. No Legal Bar to Loans. The execution, delivery and performance of this Reimbursement Agreement Amendment and will not constitute a violation by the Company of any provision of any existing law or regulation, or of any order, judgment, award or decree of any court, arbitrator or governmental authority, or of the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries, or of any securities issued by the Company or any of its Subsidiaries, or of any mortgage, indenture or lease, or any material contract or other material agreement, instrument or undertaking to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, and will not result in, or require, the creation or imposition of any Lien on any of the property, assets or revenues of the Company pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking except as contemplated hereby or by any of the Company Related Documents; provided, however, that no representation or warranty is made as to any state securities or "Blue Sky" laws.

          d.   No Default.  No Event of Default specified in
     Article IX of the Reimbursement Agreement, nor any event which, upon notice or lapse of time or both, would constitute such an Event of Default, has occurred and is continuing.

     9. Except as specifically amended by the terms hereof, the Reimbursement Agreement shall remain in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on the date first above written.


ATTEST:                       PYRON CORPORATION



By:/s/ Patricia Mora          By:/s/ Allen J. Pamiere
   Assistant Secretary           Vice President


[SEAL]

                              CHEMICAL BANK


                              By:
                                 Daniel J. Zimmer,
                                 Vice President